                                                                  EXHIBIT 10.1.5


                   FORBEARANCE AGREEMENT AND FOURTH AMENDMENT
                  TO REVOLVING CREDIT AND TERM LOAN AGREEMENT


                 This Forbearance Agreement and Fourth Amendment to Revolving Credit and Term Loan Agreement (the "Forbearance Agreement and Fourth Amendment") dated February 28, 1996, is by and among K-Tron International, Inc., a New Jersey corporation ("K-Tron International") and K-Tron America, Inc. (formerly known as K-Tron North America, Inc.), a Delaware corporation ("K-Tron America") (each individually, a "Borrower" and collectively, the "Borrowers"); and also K-Tron Technologies, Inc., a Delaware corporation ("K-Tron Technologies"), K-Tron Investment Co., a Delaware corporation ("K-Tron Investment"), and K-Tron Patent, Inc., a Delaware corporation ("K-Tron Patent"), (each individually a "Surety" and collectively, along with K-Tron International, the "Sureties") (the Borrowers and Sureties are collectively referred to herein as the "Obligors"); and First Union National Bank (formerly known as First Fidelity Bank, N.A., which was successor-by-merger to First Fidelity Bank, N.A., New Jersey) ("First Union"), PNC Bank, N.A. ("PNC"), and United Jersey Bank (successor-by-merger to United Jersey Bank/South, N.A.)("UJB") (each individually, a "Bank" and collectively, the "Banks"); and First Union as agent for the Banks (First Union in such capacity, the "Agent").

                                   BACKGROUND

                 1. The Borrowers, the Banks and the Agent have entered into that certain Revolving Credit and Term Loan Agreement dated June 28, 1993 (the "Original Loan Agreement"), as amended by that certain First Amendment to Loan Agreement dated as of June 30, 1994 (the "First Amendment"), and as further amended by that certain Forbearance Agreement and Second Amendment to Revolving Credit and Term Loan Agreement dated April 28, 1995 (the "Forbearance Agreement and Second Amendment"), and as further amended by that certain Forbearance Agreement and Third Amendment to Revolving Credit and Term Loan Agreement, dated June 22, 1995 (the "Forbearance Agreement and Third Amendment") (collectively, the "Existing Loan Agreement").

                 2. K-Tron Technologies has executed that certain Suretyship Agreement dated June 28, 1993, as subsequently amended, in favor of the Agent (the "Technologies Suretyship Agreement"), pursuant to which K-Tron Technologies guaranteed and became the surety for the Guaranteed Obligations (as such term is defined in the 1993 Suretyship Agreement).

                 3. The Borrowers notified the Banks in December, 1994 that they were projecting certain financial covenant defaults under the Existing Loan Agreement to occur as of December 31, 1994.

                 4. Pursuant to the Forbearance Agreement and Second Amendment, the Agent and the Banks agreed to forbear from exercising their rights under the Original Loan Agreement, as amended by the First Amendment and the other Loan Documents, upon the terms and conditions contained therein, until not later than July 31, 1995.

                 5. On April 28, 1995, in conjunction with the execution of the Forbearance Agreement and Second Amendment, K-Tron International, K-Tron Patent and K-Tron Investment each executed those certain Guarantee and Suretyship Agreements (the "KTI Suretyship Agreement", the "KTP Suretyship Agreement" and the "KTInv Suretyship Agreement", respectively) in favor of the Agent pursuant to which each Surety guaranteed and became the surety for the Guaranteed Obligations (as defined in each Surety's respective suretyship agreement).

                 6. The Term Loan and the Revolving Credit Loans (as such terms are defined in the Existing Loan Agreement) matured on July 31, 1995, and the Obligors, acknowledging that they could not pay the Loans in full on that date, sought and obtained from the Agent and the Banks their agreement to continue to forbear from exercising their rights under the Original Loan Agreement, as amended and the other Loan Documents until February 28, 1996, upon the terms and conditions contained in the Forbearance Agreement and Third Amendment.

                 7. Under the terms of the Existing Loan Agreement, the Obligors are required to pay to the Agent for the benefit of the Banks all outstanding principal and accrued interest on the Term Loan and the Revolving Credit Loans on or before February 28, 1996. The Obligors have informed the Agent and the Banks that they will be unable to make the required payments by February 28, 1996.

                 8. Certain European affiliates of the Obligors, namely K-Tron (Switzerland) Ltd., K-Tron Vertech Ltd., K-Tron Patent, Ltd., and K-Tron Asia Pacific Pte. Ltd. (collectively "K-Tron Europe") have recently entered into a forbearance agreement (the "Swiss Forbearance Agreement") with Swiss Bank Corp. Aarau ("SBC"), as lead bank, and several other European lenders (collectively, with SBC, the "Swiss Banks"). The Swiss Forbearance Agreement imposes certain requirements with regard to transactions between the Obligors and K-Tron Europe after February 28, 1996 that would violate certain covenants in the Existing Loan Agreement if such covenants are not amended.

                 9. Events of Default under the Existing Loan Agreement have occurred, are now continuing and will continue, the Borrowers believe, throughout the Forbearance Period (defined hereafter) as a result of, inter alia, the Borrowers' failure to comply with various covenants in the Existing Loan Agreement, as more fully described on Exhibit 3.1 to the Forbearance Agreement and Second Amendment (collectively, the "Existing Defaults").

                 10. The Agent and the Banks have agreed to continue to forbear for a limited period of time, from exercising their rights under the Existing Loan Agreement and the other Loan Documents upon the terms and conditions contained herein.

                 NOW, THEREFORE, incorporating the Background herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Borrowers, the Sureties, the Banks and the Agent, agree as follows:

                         ARTICLE 1 - CAPITALIZED TERMS

                 All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Existing Loan Agreement as amended by the provisions of Article 2 of this Forbearance Agreement and Fourth Amendment.

                    ARTICLE 2 - AMENDMENTS TO LOAN AGREEMENT

                 2.1 Amendments to Existing Loan Agreement. The Existing Loan Agreement is hereby amended as set forth in this Section 2.1. This
Section 2.l amends, restates and supersedes, but shall not be deemed a satisfaction or cancellation of, the prior amendments to the Original Loan Agreement set forth in Section 2 of the First Amendment and Section 2.1 in each of the Forbearance Agreement and Second Amendment and the Forbearance Agreement and Third Amendment.

                          (a)     The first paragraph of the Original Loan
Agreement is hereby amended by replacing the term "First Fidelity Bank, N.A. (successor-by-merger to First Fidelity Bank, N.A., New Jersey) with the term, "First Union National Bank, formerly First Fidelity Bank, N.A., successor-by-merger to First Fidelity Bank, N.A., New Jersey." All references in the Loan Documents to "First Fidelity Bank, N.A." or "FFB" or "First Fidelity Bank, N.A. New Jersey" are hereby deemed references to "First Union National Bank".

                          (b)     The first paragraph of the Original Loan
Agreement was amended previously by replacing the term "K-Tron North America, Inc." with the term "K-Tron America, Inc.," and by replacing the defined term "K-Tron, N.A." with "K-Tron America"; and the new defined term "K-Tron America" has replaced the term "K-Tron, N.A." wherever such term appears in the Existing Loan Agreement and the other Loan Documents.

                          (c)     The first paragraph of the Original Loan
Agreement was amended previously by replacing the term "United Jersey Bank/South, N.A." with the term "United Jersey Bank".

                          (d)     The following defined terms and their
definitions in Section 1.1 of the Original Loan Agreement either have been or are hereby amended and restated in their entirety as follows:

                          Debt to Net Worth Ratio" means the ratio of Total
                 Liabilities to Net Worth. For purposes of calculating the Debt to Net Worth Ratio, (1) the term "Net Worth" of any Person means consolidated shareholders' equity, computed in accordance with GAAP and (2) the line item referred to in the consolidated balance sheets of K-Tron International and Subsidiaries as "Cumulative translation adjustments" shall be excluded from shareholders' equity.

                          "Loan Documents" means the Loan Agreement, the Notes,
                 the Suretyship Agreement, the Mortgage, the Bank Assignment Agreements, the Security Agreements, all other Supplemental Loan Documents and all of the documents, instruments and agreements executed in connection with any of the foregoing, together with all amendments and modification thereto.

                          "Surety" means collectively K-Tron International (in
                 its capacity as surety for K-Tron America), K-Tron Technologies, K-Tron Investment and K-Tron Patent.

                          "Suretyship Agreement" means collectively that
                 certain Suretyship Agreement dated June 28, 1993 executed by K-Tron Technologies in favor of the Agent for the benefit of the Banks, as amended and restated by that certain Amended and Restated Guaranty and Suretyship Agreement dated April 28, 1995 executed by K-Tron Technologies in favor of the Agent for the benefit of the Banks, that certain Guaranty and Suretyship Agreement dated April 28, 1995 executed by K-Tron International in favor of the Agent for the benefit of the Banks, that certain Guaranty and Suretyship Agreement dated April 28, 1995 executed by K-Tron Patent in favor of the Agent for the benefit of the Banks, and that certain Guaranty and Suretyship Agreement dated April 28, 1995 executed by K-Tron Investment in favor of the Banks and the Agent for the benefit of the Banks.

                          "Term Loan Maturity Date" means July 31, 1995.

                          (e)     Section 1.1 of the Original Loan Agreement
either has been amended previously or is hereby amended by adding the following new defined terms in the appropriate alphabetical order:

                          "Bank Assignment Agreements" means, collectively,
                 that certain Assignment and Acceptance Agreement dated August 24, 1993 among K-Tron America, K-Tron International, UJB and FFB and accepted by FFB on August 24, 1993, and that certain Assignment and Acceptance Agreement dated August 24, 1993 among K-Tron America, K-Tron International, PNC and FFB and accepted by FFB on August 24, 1993.

                          "Collateral" means all property and assets of the
                 Obligors (and each of them) now or hereafter in the possession, custody or control of the Agent, the Banks and/or any Affiliate, in any capacity whatsoever including, but not limited to, any balance or share of any deposit, trust or agency account, and all property and assets of the Obligors (and each of them) now or hereafter subject to a security agreement, pledge, mortgage, assignment or other document or agreement granting the Agent and/or the Banks a security interest therein or lien or encumbrance thereon including, without limitation, the Collateral (as such term is defined in each of the Security Agreements) and the Mortgaged Premises.

                          "First Amendment" means that certain First Amendment
                 to Loan Agreement dated as of June 30, 1994 by and among the Borrowers, the Banks and the Agent, together with all amendments and modifications thereto.

                          "Forbearance Agreement" means collectively  the
                 Forbearance Agreement and Second Amendment, the Forbearance Agreement and Third Amendment and the Forbearance Agreement and Fourth Amendment.

                          "Forbearance Agreement and Fourth Amendment" means
                 that certain Forbearance Agreement and Fourth Amendment to Revolving Credit and Term Loan Agreement dated February 28, 1996, by and among the Borrowers, the Sureties, the Banks and the Agent, together with all amendments and modifications thereto.

                          "Forbearance Agreement and Second Amendment" means
                 that certain Forbearance Agreement and Second Amendment to Revolving Credit and Term Loan Agreement dated April 28, 1995, by and among the Borrowers, the Sureties, the Banks and the Agent, together with all amendments and modifications thereto.

                          "Forbearance Agreement and Third Amendment" means
                 that certain Forbearance Agreement and Third Amendment to Revolving Credit and Term Loan Agreement dated June 22, 1995, by and among the Borrowers, the Sureties, the Banks and the Agent, together with all amendments and modifications thereto.

                          "Forbearance Termination Date" shall have the meaning
                 given to such term in the Forbearance Agreement and Fourth Amendment.

                          "K-Tron Investment" means K-Tron Investment Co., a
                 Delaware corporation.

                          "K-Tron Patent" means K-Tron Patent, Inc., a Delaware
                 corporation.

                          "Loan Agreement" means this Agreement, as amended by
                 the First Amendment, and as further amended by the Forbearance Agreement and Second Amendment, and as further amended by the Forbearance Agreement and Third Amendment, and as further amended by the provisions of Article 2 of the Forbearance Agreement and Fourth Amendment.


                          "Obligors" means the Borrowers and the Surety.

                          "PNC Bank, N.A." or "PNC" means PNC Bank, N.A., a
                 national banking association.

                          "Pro Rata Share" means for each Bank the percentage
                 set forth opposite such Bank's name on Exhibit 2.1 hereto and incorporated herein by reference.

                          "Security Agreements" means collectively that certain
                 Security Agreement dated as of May 11, 1994 by K-Tron America in favor of the Agent, as amended and restated by that certain Amended and Restated Security Agreement dated as of April 28, 1995 by K-Tron America in favor of the Agent for the benefit of the Banks; that certain General Security Agreement dated as of April 28, 1995 by K-Tron International in favor of the Agent for the benefit of the Banks; that certain General Security Agreement dated as of April 28, 1995 by K-Tron Technologies in favor of the Agent for the benefit of the Banks; that certain General Security Agreement dated as of April 28, 1995, by K-Tron Patent in favor of the Agent for the benefit of the Banks; that certain General Security Agreement dated as of April 28, 1995, by K-Tron Investment in favor of the Agent for the benefit of the Banks; and any and all other security agreements executed and/or delivered to the Agent in connection with the Loan Agreement together with all amendments and modifications thereto.

                          "Supplemental Loan Documents" means the Forbearance
                 Agreement and all documents, instruments and agreements executed and delivered in connection therewith and as required thereby.

                          "United Jersey Bank" or "UJB" means United Jersey
                 Bank, successor by merger to United Jersey Bank/South N.A., a New Jersey state chartered bank.

                          (f)     The defined terms "Affiliate" and
"Subsidiary" in Section 1.1 of the Original Loan Agreement were amended previously by replacing the word "Borrowers" in the definitions thereof with the word: "Obligors."

                          (g)     Section 2.1 of the Original Loan Agreement is
hereby amended by adding the following at the conclusion of the Section:

                 The Borrowers acknowledge and agree that the Revolving Credit Commitments terminated in their entirety on July 31, 1995, which was the Revolving Credit Termination Date, and the Revolving Credit Commitments shall not be reinstated.

                          (h)     Section 2.2 of the Original Loan Agreement is
hereby amended and restated in its entirety as follows:

                          2.2. Interest on the Revolving Credit Loans.  The
                 unpaid principal amount of the Revolving Credit Loans shall bear interest (i) from and after June 28, 1993 through June 30, 1994 at an annual rate equal to the Base Rate plus 1/4%;
                 (ii) from and after July 1, 1994 through April 30, 1995 at an annual rate equal to the Base Rate plus 3/4%; (iii) from and after May 1, 1995 until June 22, 1995 at an annual rate equal to the Base Rate plus 1%; (iv) from and after June 23, 1995 through December 12, 1995 at an annual rate equal to the Base Rate plus 2%; (v) from and after December 13, 1995 through February 28, 1996 at an annual rate equal to the Base Rate plus 1.5%; (vi) from and after February 29, 1996 through June 14, 1996 at an annual rate equal to the Base Rate plus 1.75%;
                 (vii) from and after June 15, 1996 through July 14, 1996 at an annual rate equal to the Base Rate plus 2.5%; (viii) from and after July 15, 1996 through October 14, 1996, at an annual rate equal to the Base Rate plus 3%; and (ix) from and after October 15, 1996 at an annual rate equal to the Base Rate plus 3.5% (all interest rates remain subject to increase upon an "Event of Default"). Such interest shall be payable: (a) monthly in arrears, on the fifteenth (15th) day of each month, for the month ending on the prior day, until the Revolving Credit Loans are repaid in full, and (b) on the date the Revolving Credit Loans are repaid in full.

                          (i)     Section 2.3 of the Original Loan Agreement is
hereby amended and restated in its entirety as follows:

                          2.3. Use of Revolving Credit Loan Proceeds. The proceeds of the Revolving Credit Loans previously made by the Banks hereunder shall continue to be used by the Borrowers only for working capital; and the Banks shall have no obligation to make any further Revolving Credit Loans.

                          (j)     Section 2.10 of the Original Loan Agreement
was amended and restated previously in its entirety as follows:

                          2.10. Default Interest. Upon and following an Event of Default hereunder, whether before or after acceleration of the indebtedness or entry of judgment, interest on the unpaid principal balance of the Revolving Credit Loans shall accrue at an annual rate which is equal to two percent (2%) above the then applicable rate of interest for the Revolving Credit Loans ("Revolving Credit Default Interest").

                          (k)     Section 2.11 of the Original Loan Agreement
was amended previously by adding new subsection (D) as follows:

                          (D) Termination; Non-Renewal. All obligations, if any, of the Agent and/or the Banks to issue Letters of Credit terminated effective as of December 13, 1994. The Borrowers hereby acknowledge that the Agent and the Banks had no obligation to renew or extend those Letters of Credit expiring on or after December 13, 1994.

                          (l)     Section 2.12 of the Original Loan Agreement
was amended previously by adding new subsection (D) as follows:

                          (D) Termination; Non-Renewal. All obligations, if any, of the Agent and/or the Banks to issue Acceptances hereunder terminated effective as of December 13, 1994. The Borrowers hereby acknowledge and agree that the Agent and the Banks had no obligation to renew those Acceptances maturing on or after December 13, 1994.

                          (m)     The first sentence of Section 2.14(A) of the
Original Loan Agreement is hereby amended and restated in its entirety as follows:

                          (A) Rate. During the Base Rate Period, K-Tron America shall pay interest on the unpaid principal amount of the Term Loan (i) from and after June 28, 1993 through June 30, 1994 at an annual rate equal to the Base Rate plus 1/2%;
                 (ii) from and after July 1, 1994 through June 22, 1995 at an annual rate equal to the Base Rate plus 1%; and (iii) from and after June 23, 1995 through December 12, 1995 at an annual rate equal to the Base Rate plus 2%; (iv) from and after December 13, 1995 through February 28, 1996 at an annual rate equal to the Base Rate plus 1.5%; (v) from and after February 29, 1996 through June 14, 1996 at an annual rate equal to the Base Rate plus 1.75%; (vi) from and after June 15, 1996 through July 14, 1996 at an annual rate equal to the Base Rate plus 2.5%; (vii) from and after July 15, 1996 through October 14, 1996 at an annual rate equal to the Base Rate plus 3%;
                 (viii) from and after October 15, 1996 at an annual rate equal to the Base Rate plus 3.5% (all interest rates remain subject to increase upon an "Event of Default"). Such interest shall be payable: (a) monthly in arrears on the fifteenth (15th) day of each month, for the month ending on the prior day, until the Term Loan is repaid in full and (b) on the date the Term Loan is repaid in full.

                          (n)     Section 2.17 of the Original Loan Agreement
was amended and restated previously in its entirety as follows:

                          2.17. Default Interest. Upon and following an Event of Default hereunder, whether before or after acceleration of the indebtedness or entry of judgment, interest on the unpaid principal balance of the Term Loans shall accrue at an annual rate which is equal to two percent (2%) above the then applicable rate of interest for the Term Loans (the "Term Loan Default Rate").

                          (o)     Section 2.18 of the Original Loan Agreement
is hereby deleted in its entirety and replaced with the following:

                          2.18. Payment Prior to the Forbearance Termination Date. Prior to the Forbearance Termination Date, the Borrowers may pay the Loans in whole or in part at any time without premium or penalty with respect to such payment.

                          (p)     Section 3.1 of the Original Loan Agreement
was amended previously by: (i) deleting therefrom the following: "As security for payment of the Term Loan, K-Tron, N.A. will execute and deliver to the Agent a first priority mortgage ("Mortgage")"; and adding in place thereof, the following:

                 As security for payment of the Term Loan, the Revolving Credit Loans and all other obligations and liabilities of K-Tron America due to the Agent and the Banks, K-Tron America will execute and deliver to Agent (A) a first priority mortgage, as the same may be amended from time to time (the "Mortgage")

and by (ii) adding after the words "New Jersey" the following: "as more fully described in the Mortgage".

                          (q)  Section 8.3 of the Original Loan Agreement was
amended previously to read as follows:

                          SECTION 8.3 Minimum Fixed Charge Coverage Ratio. K-Tron America will maintain a fixed Charge Coverage Ratio, measured on a rolling four quarter basis, of not less than the following amounts as of the last day of each of the following fiscal quarters:

                                                                    Through Fourth
                                                                    Quarter l994 and
Through Second                    Through Third                     Each Fiscal Quarter
Quarter l994                      Quarter l994                           Thereafter
--------------                    --------------                    --------------------
1.30:1.00                                  1.50:1:00                         2.00:1.00

                 For purposes of calculating the Fixed Charge Coverage Ratio for K-Tron America, there shall be added to the numerator of the ratio royalty payments made during the relevant period by K-Tron America to K-Tron Technologies.

                          (r)     Section 8.4 of the Original Loan Agreement
was amended previously in its entirety to read as follows:

                          SECTION 8.4. Maximum Debt to Net Worth. K-Tron America will not permit its Debt to Net Worth Ratio to exceed .70:1.00 as of the last day of each fiscal quarter.

                          (s)     Section 8.5 of the Original Loan Agreement
was amended and restated previously in its entirety to read as follows:

                          SECTION 8.5. Minimum Quick Ratio. K-Tron International will maintain for itself and its Subsidiaries on a consolidated basis a Quick Ratio of not less than the following amounts as of the last day of each of the following fiscal quarters:

                 Through Second                    Through Third Quarter l994 and
                 Quarter l994                      Each Fiscal Quarter Thereafter
                 --------------                    -------------------------------
                 .50:1.00                                       .55:1.00

                          (t)     Section 8.6 of the Original Loan Agreement
was amended and restated previously in its entirety to read as follows:

                          SECTION 8.6. Minimum Fixed Charge Coverage Ratio. K-Tron International will maintain for itself and its Subsidiaries on a consolidated basis a Fixed Charge Coverage Ratio, measured on a rolling four quarter basis, of not less than the following amounts as of the last day of each of the following fiscal quarters:

                                                                    Through Fourth
                 Through Second            Through Third            Quarter l994
                 Quarter l994              Quarter l994             and Thereafter
                 --------------            --------------           ---------------
                 1.10:1.00                 1.30:1.00                1.80:1.00


                          (u)     Section 8.7 of the Original Loan Agreement
was amended previously in its entirety to read as follows:

                          SECTION 8.7. Maximum Debt to Net Worth. K-Tron International will not permit its Debt to Net Worth Ratio, measured for itself and its Subsidiaries on a consolidated basis, to exceed the following amounts as of the last day of each of the following fiscal quarters:

                                                                    Through Fourth
                 Through Second            Through Third            Quarter l994
                 Quarter l994              Quarter l994             and Thereafter
                 --------------            --------------           ----------------
                 3.75:1.00                 3.50:1.00                3.25:1.00


                          (v)     Section 9.2 of the Original Loan Agreement
was amended previously by adding after the words "If any Event of Default shall occur and be continuing", the following: "interest on the Term Loans shall accrue at the Term Loan Default Rate and interest on the Revolving Credit Loans shall accrue at the Revolving Credit Default Rate, and".

                          (w)     Section 11.2 of the Original Loan Agreement
is hereby amended by changing the respective addresses for notices to the Agent, the Banks, and counsel for the Agent and Banks as follows:

                          If to the Agent at:
                          ------------------
                          First Union National Bank
                          Broad and Walnut Streets
                          Philadelphia, PA 19109
                          Attention: Lynn A. Larney, Assistant Vice President Telecopier No.: 215-985-7576

                          With required copies to:
                          ------------------------

                          PNC Bank, N.A.
                          Land Title Building
                          7th Floor
                          Broad & Chestnut Streets
                          Philadelphia, PA  19101
                          Attention: William R. Breisch, Vice President and Douglas Nickel, Assistant Vice President Telecopier No.: 215-585-8391

                          United Jersey Bank
                          4365 Route 1 South
                          CN 5284
                          Princeton, NJ  08543-5284
                          Attention: Kevin M. Behan, Vice President and William E. Jacobs, Vice President
                          Telecopier No.: 609-243-0172

                          Duane, Morris & Heckscher
                          One Liberty Place
                          Philadelphia, PA  19103-7396
                          Attention:  Margery N. Reed, Esquire
                          Telecopier No.: 215-979-1020

                                     and

                          Michael P. Going, Esquire
                          First Union National Bank
                          123 South Broad Street
                          10th Floor
                          Philadelphia, PA 19109-1199
                          Telecopier No.: 219-985-8973

                          (x)     Exhibit 2.1 of the Original Loan Agreement
was amended and restated previously in its entirety as set forth below; provided, however, that the amendment and restatement of this Exhibit is intended to reflect the percentage of the Revolving Credit Commitments that were made by each of the Banks as of April 28, 1995 and shall not be construed as providing for a continued commitment by the Banks to make Revolving Loans as such Commitments have terminated.

                                  EXHIBIT 2.1
                          REVOLVING CREDIT COMMITMENTS

Name of Bank                      Amount                            Pro Rata Share
------------                      ------                            --------------
First Union                       $5,175,000                              50%

PNC                               $2,587,500                              25%

UJB                               $2,587,500                              25%
---------------                   ----------                              ---
Total Revolving                  $10,350,000                             100%
Credit Commitments
(and all such
Commitments are
terminated)

                          (y)     Exhibit 2.13 of the Original Loan Agreement
was amended and restated previously in its entirety as follows to reflect the percentage of the Term Loan Commitments made by each Bank as of April 28, 1995 (the Term Loan is now mature and owing and all commitments by the Banks to make Term Loans have terminated):

                                  EXHIBIT 2.13
                             TERM LOAN COMMITMENTS

Name of Bank                      Amount                            Pro Rata Share
------------                      ------                            --------------
First Union                       $1,988,889.00                           50%

PNC                               $  994,444.50                           25%

UJB                               $  994,444.50                           25%
---------------                   -------------                          ----
Total Term Loan                   $3,977,778.00                          100%
Commitments (and
all such Commitments
are terminated


                 2.2         Amendments to Forbearance Agreements.

                             (a)  Section 4.13 of the Forbearance Agreement and
Second Amendment and Section 4.13 of the Forbearance Agreement and Third Amendment are hereby amended by adding the following language at the conclusion of each Section:

                 Notwithstanding any provision in this Section or in the Loan Documents to the contrary, K-Tron International may transfer or reverse bill approximately $600,000 of investment banking, legal and accounting fees already paid to Oppenheimer and Company, Inc., and other professionals in connection with the sale of

                 Colortronic GmbH ("Colortronic"), but only on the condition that such transfer and/or reverse billing does not result in an intercompany credit against future purchases and/or payments by K-Tron Europe. Only to the extent required by the Swiss Forbearance Agreement, K-Tron Europe and the Obligors may net intercompany balances and claims as of March 1, 1996 provided that such netting will not result in the Obligors being required to make a cash payment or extend credit to K-Tron Europe (and such netting is hereby deemed to not result in any payment being due to the Banks pursuant to this Section 4.13).

                             (b)  Section 4.16 of the Forbearance Agreement and
Second Amendment and Section 4.16 of the Forbearance Agreement and Third Amendment are hereby amended by striking the second sentence in each and replacing it with the following:

                 If and to the extent that the Swiss Forbearance Agreement requires K-Tron Europe to cease paying its share of monthly corporate expenses (including management fees) the non-payment of such management fees and expenses by K-Tron Europe shall not be a Default or Event of Default.

                 2.3 Amendments to Loan Documents. All references in the Loan Documents to "First Fidelity Bank, N.A.", "FFB" or "First Fidelity Bank, N.A., New Jersey" shall be deemed to refer to "First Union National Bank".

                 2.4 No Other Amendments. Except as expressly set forth in Article 2 hereof, the Existing Loan Agreement and all other Loan Documents shall remain in full force and effect and the Borrowers shall comply with all of the terms, covenants and provisions set forth in the Existing Loan Agreement and all other Loan Documents, as amended hereby.


                          ARTICLE 3 - ACKNOWLEDGEMENTS

                 3.1 Acknowledgement of Defaults; Existing Loan Documents; Waiver of Defenses. The Obligors acknowledge and agree that:

                              (a)     the Existing Defaults as enumerated in
Exhibit 3.1 attached hereto currently exist;

                              (b)     An Event of Default occurred under the
Loan Documents as a result of K-Tron Europe's violation of its debt-equity ratio covenant contained in its loan agreement with the Swiss Banks, which default the Obligors hereby represent occurred due to the Obligors' sale of an indirect subsidiary of K-Tron International, Colortronic, and certain patents and trademarks theretofore licensed to Colortronic, and regarding which default the Swiss Banks have agreed to forbear;

                              (c)     the Existing Defaults are material in
nature;

                              (d)     as a result of the Existing Defaults, the
Agent, with the consent of the Required Banks, currently has the right to demand immediate payment by the Obligors of all amounts outstanding under the Loan Documents;

                              (e)     the Commitments terminated on July 31,
1995; and the Banks have no obligation under the Loan Documents to make any Loans, issue Letters of Credit or create Acceptances.

                              (f)     the Loans matured on July 31, 1995 and
became due and payable in full on that date. The non-payment of the Loans is an Event of Default under the Loan Documents;

                              (g)     the Agent and the Banks are presently
entitled to exercise their remedies under the Loan Documents and applicable law;

                              (h)     the Loan Documents are valid and
enforceable against those Obligors which are parties thereto in every respect, and all of the terms and conditions thereof are binding upon such Obligors; and

                              (i)     to the extent that any defenses, set-offs
or counterclaims exist as of this date, the Obligors hereby waive any and all such defenses, set-offs, and counterclaims which they or any of them may have to the enforcement by the Agent and/or the Banks of the Loan Documents and to the exercise by the Agent and/or the Banks of their rights and remedies under the Loan Documents and/or applicable law.

                 3.2 Acknowledgment of Indebtedness. The Obligors acknowledge and agree that as of February 28, 1996:

                              (a) the Borrowers are indebted and liable to the
Agent and the Banks under the Revolving Credit Loans in the principal amount of: $4,952,501.00 and interest in the amount of $36,301.08 as of February 28, 1996 for a total of $4,988,802.08; and

                              (b)  K-Tron America is indebted and liable to the
Agent and the Banks under the Term Loan in the principal amount of $2,727,780.00 and interest in the amount of $17,965.41 for a total of $2,745,745.41 together with the Agent's and the Banks' reasonable fees, costs and expenses (the amounts set forth in paragraphs 3.2 (a) and (b) are collectively referred to herein as, the "Current Outstanding Obligations").

                 3.3 Acknowledgement of Liens, Collateral and Priority. The Obligors acknowledge and agree that:

                              (a)  First Union, for itself and as Agent for the
Banks, has a duly recorded, valid, first-priority mortgage lien on certain real property of K-Tron America, as more fully described in the Mortgage, as amended by that certain First Amendment of Mortgage and Security Agreement dated April 28, 1995 between K-Tron America and the Agent (the "Mortgage Amendment"), which is recorded with the Clerk's Office of Gloucester County, New Jersey, at Book 2884, page 209; the Mortgage being recorded on July 30, 1993, with the Clerk's Office of Gloucester County, New Jersey, at Book 2433, page 292.

                              (b)  Pursuant to the Mortgage, the Agent also has
duly perfected, first-priority security interests in and liens on certain personal property of K-Tron America, including fixtures.

                              (c)  First Union for itself and as Agent for the
Banks, also has duly perfected, first-priority security interests in and liens on all of the property and assets of the Obligors, as more fully described in the Security Agreements.

                              (d)  The Mortgage as amended by the Mortgage
Amendment and the collateral described in the 1994 Security Agreement, as amended, and all of the collateral described in the Security Agreements and the other Loan Documents (the "Existing Collateral") shall secure all of the Obligations (as hereinafter defined) of the Obligors. For purposes of this Agreement, the word "Obligations" shall mean any and all obligations, liabilities and indebtedness of each Obligor to the Agent and/or the Banks of every kind and description, direct and indirect, absolute and contingent, sole, joint, several, or joint and several, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument and includes obligations to perform acts and refrain from taking actions as well as obligations to pay money and also includes all indebtedness, liabilities and obligations of the Obligors or any Obligor to the Banks evidenced by or arising under the Loan Documents.

                 3.4 Reaffirmation of Security Interests. The Obligors hereby reaffirm their prior grant and conveyance to the Agent for the benefit of the Banks of a continuing security interest in and lien on all Existing Collateral and reaffirm that the Loan Documents are legal, valid and binding in every respect against such Obligors that are parties thereto. Each Obligor hereby confirms, ratifies, reaffirms and acknowledges that the Loan Documents remain in full force and effect except as the Original Loan Agreement is expressly amended as described in Article 2 herein. Without limiting the generality of the foregoing, each Surety hereby confirms, ratifies, reaffirms and acknowledges that each Suretyship Agreement remains in full force and effect; and all representations and warranties set forth in each Suretyship Agreement are true and correct as of the date hereof, and there are no defaults thereunder (other than the Existing Defaults).


                        ARTICLE 4 - OBLIGORS' COVENANTS

                 In the event of any inconsistency between this Article 4 and
Article 4 of the Forbearance Agreement and Third Amendment, this Article 4 shall govern. The Obligors covenant and agree as follows from the date hereof and until the satisfaction of their Obligations, unless the Agent shall otherwise consent in writing:

                 4.1          Payments During the Forbearance Period.

                              (a)     The Borrowers shall repay the principal
amount of the Loans to First Union as Agent for the Banks on the dates and in the amounts set forth below:

         Payment Due Date                                    Amount
         ----------------                                    ------
         March 15, 1996                                     $100,000.00
         April l5, 1996                                     $100,000.00
         May 15, 1995                                       $100,000.00
         June l5, 1996                                      $100,000.00
         July 15, 1996                                      $100,000.00

         August l5, 1996                                    $225,000.00
         September l5, 1996                                 $225,000.00
         October l5, 1996                                   $225,000.00

         November l5, 1996                                  $275,000.00
         December l5, 1996                                  $275,000.00
         January l5, 1997                                   $275,000.00

         Forbearance Termination Date                       The entire outstanding
         (as hereinafter defined)                           amount of the Loans

                              (b)  The first $1.2 million of principal payments
made pursuant to Section 4.1(a) above and Section 4.1(d) below shall be applied to the Term Loan, and all other payments of principal shall be applied to the outstanding principal balances of the Revolving Credit Loans and/ or Term Loans as the Banks may determine in their sole discretion.

                              (c)     The Obligors shall pay to the Banks a
Forbearance Fee (the "Forbearance Fee") in the amount of 1% of the outstanding principal balance of all Loans as of February 28, 1996 (the "Closing Date"). One-half of the Forbearance Fee shall be due and payable on the Closing Date; and one-half of the Forbearance Fee shall be due and payable on June 30, 1996. However, if the Banks have received payment in full of all principal, interest, fees and any other amount due under the Loan Documents by June 30, 1996, payment of the second half of the Forbearance Fee shall be waived.

                              (d)  (i) The amount of the Borrowers' cash flow
which constitutes excess cash flow ("Excess Cash Flow") shall be determined on a cumulative basis, at the end of each fiscal quarter, after eliminating inter-Obligor transactions, as follows (without duplication): Net income computed in accordance with GAAP plus (+) the sum of: (i) non-cash expenses ("non-cash" shall mean not reasonably expected to be settled in cash during the upcoming 12 months) including but not limited to depreciation and amortization, increases in general reserves, and other non-cash charges but not including charges for 401(k) matching payments that the Borrowers' board of directors are reasonably expected to approve; and (ii) any net decrease in net working capital assets and liabilities (excluding cash and current portion of Bank Group debt); and (iii) the cash proceeds of any financing or borrowing; and
(iv) any dividends, tax refunds, proceeds of the sale or issuance of stock, or capital contributions received; minus (-) the sum of: (a) non-cash income including but not limited to decreases in general reserves, and other non-cash credits; and (b) any net increase in net working capital assets and liabilities (excluding cash and the current portion of the Loans); and (c) principal repayments of the Loans (including excess cash flow payments previously made) and existing capital lease financing (including the AS-400 upgrade) and such other capital lease financing as may from time to time be approved by the Agent; and (d) capital expenditures paid (but with a limit of not more than $125,000 in the Borrowers' first fiscal quarter of 1996, $230,000 through the Borrowers' second fiscal quarter of 1996, $345,000 through the Borrowers' third fiscal quarter of 1996 and $400,000 through the Borrowers' fourth fiscal quarter of 1996, excluding the AS400 upgrade) and (e) a holdback reserve for the actual 401K contributions payable in the Borrowers' second fiscal quarter of 1996, actual 1995 federal and state taxes payable during the Forbearance Period by the Obligors, and required estimated tax payment for 1996, all to the extent not deducted in determining net income during the Forbearance Period and
(f) such other reserves as may be agreed upon by the Banks and Obligors resulting from revised financial forecasts.

                                      (ii)  At the end of each of Borrowers'
fiscal quarters, the Banks, pursuant to the above formula, shall determine the amount of the Borrowers' Excess Cash Flow for that period. The amount of any cash flow determined to be Excess Cash Flow, except to the extent allowed to be retained by the Borrowers as provided herein, shall be due and payable by the Borrowers to the Banks within 45 days of the end of each of Borrowers' fiscal quarters (an "Excess Cash Flow Payment").

                                      (iii) The Excess Cash Flow Payments shall
be applied as follows: (a) the first $150,000 of cumulative Excess Cash Flow for Borrowers' fiscal quarters ending March 31, 1996 and June 30, 1996 shall be applied pro rata to each remaining Monthly Principal Payment due to the Banks for the period between and including August 15, 1996 and January 15, 1997, effectively reducing the required amounts of those Monthly Principal Payments by the amount of Excess Cash Flow so applied;

and (b) 75% of all remaining Excess Cash Flow, including Excess Cash Flow for the quarters ending September 30, 1996 and December 31, 1996, shall be applied to the outstanding principal balances of the Revolving Credit and/or Term Loans as the Banks may determine in their sole discretion in the inverse order of their maturities (receipt by the Banks of these Excess Cash Flow Payments shall not in any way reduce the amount of the Monthly Principal Payments required hereunder). The remaining 25% of Excess Cash Flow may be retained by the Borrowers.

                 4.2 Payment of the Agent's and Banks' Attorneys' Fees, Costs and Expenses and Appraisal. The Borrowers shall pay on or before the date hereof, and thereafter promptly after demand therefor, all reasonable attorneys' and other professionals' fees, and out-of-pocket costs and expenses (including all appraisal fees and expenses) incurred by the Agent and the Banks in connection with the negotiation, preparation, administration and enforcement of the Loan Documents including, without limitation, this Forbearance Agreement and Fourth Amendment, and appraisal of the Banks' Collateral.

                 4.3 Existing Covenants. Unless otherwise provided herein, the Borrowers shall comply with all of the covenants set forth in the Loan Documents.

                 4.4 Repayment of Term Loan and Revolving Credit Loans. On or before the Forbearance Termination Date (as hereinafter defined), the Obligors shall pay to the Agent for the benefit of the Banks all outstanding principal and accrued interest on the Term Loan and the Revolving Credit Loans.

                 4.5 No Transfers of Assets without Agent's Written Consent. The Obligors shall not convey, transfer, consign, pledge or grant liens on or security interests in any of their respective assets to any entity other than the Banks or the Agent except: (a) transfers permitted by the Security Agreements; and (b) purchase money liens on equipment granted for purchases of such equipment in the ordinary course of the Obligors' respective businesses (and refinancings of same).

                 4.6 No Additional Debt. No Obligor shall incur additional debt other than debt to the Banks, the Agent and/or trade debt or equipment leases in the ordinary course of such Obligor's business.

                 4.7 Other Payments. The Obligors shall not make any payments during the Forbearance Period, as hereinafter defined, to any bank or financial institution, other than the Agent or the Banks on account of indebtedness for money borrowed.

                 4.8 Cash Flow Forecast. On or before February 28, 1996, the Borrowers shall deliver to the Agent and the Banks their detailed, cash flow forecast for the Forbearance Period, which shall include a detailed explanation of all assumptions utilized in formulating the forecast (the "Forecast"). The

Forecast shall be prepared on a weekly basis for the first three months of the Forbearance Period and monthly thereafter for each Borrower and Surety separately and for all the Obligors combined.

                 4.9 Actual to Projected Cash Flow. On the second work day of each week during the Forbearance Period, the Borrowers shall deliver to the Banks a comparison of their actual cash flow compared to the Forecast (or any prior forecasts delivered to the Banks, as applicable) for the prior week, together with any necessary revisions or corrections to the Forecast (or such prior forecast, as applicable).

                 4.10 Weekly Certification. On the second business day of each week during the Forbearance Period, the Borrowers shall deliver to the Banks the information described on Exhibit 4.10 of this Forbearance Agreement and Fourth Amendment together with a certification by each Borrower's chief financial officer or by the chief accounting officer of K-Tron International (or in such officer's absence, any other appropriate officer) for all Borrowers as to the truth and accuracy thereof.

                 4.11         Quarterly Cash Flows.    As soon as possible
after the conclusion of each fiscal quarter, the Borrowers shall provide the Banks with statements of their quarterly cash flows for the fiscal quarter just ended for the Obligors as a whole.

                 4.12 Financial Information; Tax Returns. Upon the filing of any document with the Securities Exchange Commission or any income tax return or quarterly income tax filing with any governmental agency, authority or body, the Obligors shall simultaneously deliver to the Agent and the Banks copies of such documents, returns or filings.

                 4.13 Research and Development Fees. To the extent that K-Tron Europe does not pay any of K-Tron International's shared management costs, the Obligors shall not make any payments to K-Tron Europe for research and development costs.

                 4.14 Allocated Expense Budget. Before or on February 28, 1996, K-Tron International shall provide the Banks with an allocated expense budget for 1996, which shall include line items for corporate overhead, management fees, research and development and marketing and which shall be subject to the approval of the Banks.

                 4.15 No Payments to Affiliates Without Fair Consideration. No Obligor shall make any payments or transfers to any of its Affiliates unless fair and reasonable consideration is received therefor and such Affiliate is not liable to such Obligor for any accounts receivable or other amounts due to such Obligor. No Obligor shall make any payment to any non-Obligor Affiliate except for goods actually purchased from such non-Obligor Affiliate.

                 4.16 Inventory Purchases. K-Tron America shall not purchase more inventory than is reasonably required to fill orders that have been accepted or budgeted in the Forecast (as may be reasonably updated based upon business conditions and subject to approval of the Banks) or purchase inventory from any Affiliate for a price that is higher than prices for comparable products supplied by entities that are not Affiliates.

                 4.17 Deposit Accounts. The Obligors shall maintain all of their deposit and other accounts at First Union except for certain accounts maintained by the Obligors at Wilmington Trust Company solely to facilitate patent royalty payments.

                 4.18 Execution of Other Documents. At the Agent's request, the Obligors shall execute and deliver to the Agent such other documents and agreements which the Agent, in its sole and reasonable discretion, deems necessary or convenient to carry out the terms of this Forbearance Agreement and Fourth Amendment and the other Loan Documents.

                 4.19 Refinancing. The Borrowers have represented to the Agent and the Banks that they will seek refinancing of the Loans during the Forbearance Period. The Borrowers shall use their best efforts to obtain such refinancing, which efforts shall include without limitation, the following:
(i) on or before March 15, 1996, the Borrowers shall enter into an agreement with a financial institution or company pursuant to which such entity shall commence due diligence to determine whether to issue a commitment for a refinancing of the Borrowers' indebtedness to the Banks; and (ii) either (a) on or before June 30, 1996, the Borrowers shall have obtained a commitment for refinancing of the Borrowers' indebtedness to the Banks or (b) on or before June 1, 1996, the Borrowers shall have engaged at least two financial institutions or companies, which shall have commenced or completed due diligence to determine whether to issue a commitment for refinancing the Borrowers' indebtedness to the Banks. The Borrowers shall cooperate fully with such financial institutions or companies, providing them with access to their facilities and records in order to facilitate their due diligence.

                 4.20 No Bonuses. The Obligors shall not pay any bonus compensation to their employees (including officers) other than bonus compensation to their sales employees based on the Obligors' customary practice for awarding such bonuses and only if the bonuses are paid in the ordinary course of the Obligors' business.

                 4.21 Notice of Defaults. The Obligors shall give the Agent and the Banks notice of any default or event which would become a default with the giving of notice or the passage of time under any credit facility to which any Obligor or affiliate is bound, including, without limitation, the Swiss Forbearance Agreement.

                 4.22 Compliance with Swiss Forbearance Agreement. The following shall not constitute Events of Default under the Loan Documents:

                              (a) If and only to the extent required by the
Swiss Forbearance Agreement, K-Tron Europe's cessation of management fee payments to K-Tron International;

                              (b) If required by the Swiss Forbearance
Agreement, the transfer by K-Tron Investment of K-Tron Asia Pacific Pte. Ltd. to K-Tron Switzerland;

                              (c) If required by the Swiss Forbearance
Agreement, the liquidation and/or transfer of K-Tron Patent AG and K-Tron Vertech AG to K-Tron Switzerland;

                              (d) If required by the Swiss Forbearance
Agreement, the netting of intercompany balances between K-Tron Europe and the Obligors as of March 1, 1996, provided that such netting will not require the Obligors to make a cash payment or extend credit to K-Tron Europe (and such netting is hereby deemed to not result in any payment being due to the Banks pursuant to Section 4.13 of the Forbearance Agreement and Second Amendment and the Forbearance Agreement and Third Amendment);

                              (e) If and only to the extent required by the
Swiss Forbearance Agreement, prepayments by the Obligors to K-Tron Europe for deliveries to the Obligors provided that (a) the Obligors, likewise, shall require K-Tron Europe to prepay the Obligors for all deliveries from the Obligors to K-Tron Europe, and (b) the Obligors shall require prepayments by K-Tron Europe to the Obligors at least to the same extent as K-Tron Europe requires prepayments by the Obligors. However, to the extent K-Tron Europe does not require prepayment by the Obligors, the Obligors may make deliveries to K-Tron Europe without requiring prepayments for such deliveries, provided that all intercompany balances due to the Obligors from K-Tron Europe shall be paid within 45 days of the end of the month. The payment and/ or netting of intercompany balances as a result of deliveries pursuant to the preceding sentence is hereby deemed to not result in any payment being due to the Banks pursuant to Section 4.13 of the Forbearance Agreement and Second Amendment and the Forbearance Agreement and Third Amendment; and

                               (f)  K-Tron Europe's sale of K-Tron France
Sarl and/or Hasler Freres Brazil Ind.e com Ltda.

                 4.23 Assignment of Income Tax Refunds. The Obligors represent and warrant to the Banks that they file their federal income tax returns on a consolidated basis and they are not entitled to a federal income tax refund for the year ending December 30, 1995. Prior to filing any tax return requesting a refund, including, without limitation, for the year ending December 30, 1995 or thereafter, until the Obligations are satisfied, K-Tron International and the other Obligors shall notify the Agent of its or their intent to file a tax return requesting such refund at least one week before filing such a return so that the assignment of its income tax refund (and any other necessary or appropriate papers) may be attached to such tax return prior to the filing thereof. The Obligors shall deliver to the Agent, immediately upon receipt thereof, any payment received (with any necessary endorsement) pursuant to any income tax refund to be applied to permanently reduce such Obligations as the Banks may determine in their sole discretion; and prior to delivery thereof to the Agent, any such income tax refund shall be held in trust for the benefit of the Agent and the Banks.

                 4.24 Third Party Accounts Payable. Third party accounts payable of K-Tron America shall not exceed more than $2.5 million at any time. For purposes of this section, any commissions that are not paid when due shall be included in K-Tron America's accounts payable.

                 4.25 Lock Box. The Obligors shall, if they have not done so previously, enter into lock box agreement(s) with the Agent, in form and substance satisfactory to the Agent, pursuant to which the Obligors shall continue to use their best efforts to cause their customers to remit payment directly to a lock box maintained by the Agent.

                 4.26 Net Worth. Obligors shall maintain a consolidated net worth as of the end of each fiscal quarter in an amount that is not less than $5,000,000. after: (i) eliminating the impact of foreign exchange rate changes after June 30, 1995 in the equity section of the balance sheet (as identified by the line item entitled "Cumulative Translation Adjustment"); and (ii) eliminating the incremental impact of any losses recognized after June 3, 1995 derived from or attributable to the sale of K-Tron France Sarl and Hasler Freres Brazil Ind.e com Ltda. Obligors must deliver the calculation of net worth to the Agent within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrowers and within sixty (60) days of the end of the last quarter of each fiscal year of the Obligors.

                          ARTICLE 5 - BANK'S COVENANTS

                 5.1 Forbearance. The Agent and the Banks shall forbear in the exercise of their rights and remedies (including, without limitation, the imposition of default rate interest) under the Loan Documents and applicable law for the period of time (the "Forbearance Period") which shall be from the date hereof through the date (the "Forbearance Termination Date") earlier to occur of: (a) January 31, 1997, (b) an Event of Default, as defined below, other than the Existing Defaults, or (c) June 30, 1996, if K-Tron International shall not have received an unqualified opinion from Arthur Andersen LLP on K-Tron International's consolidated financial statements for its fiscal year ended December 30, 1995.

                ARTICLE 6 - CONDITIONS PRECEDENT AND SUBSEQUENT

                 The Agent's and Banks' obligations hereunder, are conditioned upon the fulfillment by the Obligors of the following conditions precedent and subsequent:

                 6.1 Conditions Precedent to Closing. The effectiveness of this Forbearance Agreement and Fourth Amendment is expressly conditioned upon satisfaction of all of the conditions set forth in Section 6.1 hereof, and the failure of the Obligors to satisfy all such conditions shall cause this Forbearance Agreement and Fourth Amendment to be null and void. The Obligors shall deliver or cause to be delivered on or before February 28, 1996 to the Agent and the Banks, in form and substance satisfactory to the Agent and the Banks, the following:

                              (a)     This Forbearance Agreement and Fourth
Amendment duly executed by the Obligors;

                              (b)     Amendments to the other Loan Documents
and the Financing Statements to change the name of First Fidelity Bank, N.A. to First Union National Bank, or to account for any change of address of any of the Obligors; duly executed by the Obligors;

                              (c)     K-Tron International shall provide the
Banks with its allocated expense budget for 1996 (including budgeted expenditures for corporate overhead, management fees, research and development and marketing) which shall be satisfactory to the Banks;

                              (d)     The Obligors shall have submitted for the
Banks' approval, and the Banks' shall have approved, the Forecast, as more fully described in Section 4.8 hereof;

                              (e)     Certificates of Incumbency executed by
the Secretary of each Obligor, dated as of the date of this Agreement, certifying the incumbency and signature of the Officers of each Obligor executing this Agreement and any other documents to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary;

                              (f)     Corporate Resolutions for each Obligor;
and

                              (g)     Opinion of Obligors' counsel.

                  ARTICLE 7 - GENERAL RELEASE BY THE OBLIGORS;
                           RELIEF FROM STAY; WAIVERS

                 7.1 General Release. Each Obligor for itself and all persons and entities claiming by, through or under such Obligor (collectively, the "Releasors") hereby jointly and severally unconditionally remise, release and forever discharge, and reaffirm their prior release of, the Agent and each Bank and their past, present and future officers, directors, employees, agents, attorneys, parent, Affiliates, subsidiaries and the heirs, executors, personal administrators, successors and assigns, as applicable, of any such persons and entities (collectively, the "Releasees"), of and from any and all actions, causes of action, suits, claims, counterclaims, defenses, setoffs, liabilities, damages and demands whatsoever, whether known or unknown, at law or in equity, direct or indirect, if any, which any of the Releasors ever had, now has, claim to have had, now claim to have or hereafter can, shall or may claim to have against any of the Releasees upon or by reason of any matter, cause or thing, from the beginning of the world to the date hereof arising from or relating to the Loan Documents, the Supplemental Loan Documents, this Forbearance Agreement and Fourth Amendment and the related transactions, obligations, and business dealings between the Agent, on behalf of the Banks, and the Obligors. The Obligors warrant and represent that they have not assigned, pledged, hypothecated and/or otherwise divested themselves and/or encumbered all or any part of the claims being released hereby and that they hereby agree to indemnify and hold harmless any and all of the Releasees against whom any such claim so assigned, pledged, hypothecated, divested and/or encumbered is asserted.

                 7.2 Relief from the Automatic Stay. In the event that any Obligor shall: (i) file with any bankruptcy court or be the subject of any petition under Title 11 of the U.S. Code, as amended (the "Bankruptcy Code"), (ii) be the subject of any order for relief issued under the Bankruptcy Code, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future foreign, federal or state act or law relating to bankruptcy, insolvency or other relief from creditors, (iv) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator, or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief from creditors; then, the Agent and the Banks shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of the Bankruptcy Code or otherwise to exercise any or all of their respective rights and remedies available under any of the Loan Documents and/or non-bankruptcy law; and Obligors shall consent to such relief and take all actions deemed necessary or desirable by the Agent and/or the Required Banks to implement this Section.

                 7.3 Waivers. In the event the Agent and/or the Banks seek to take possession of any or all of the Collateral by court process, the Obligors hereby irrevocably waive any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and waive any demand for possession prior to the commencement of any suit or action to recover such Collateral.


                   ARTICLE 8 - REPRESENTATIONS AND WARRANTIES

                 To induce the Agent and the Banks to enter into this Forbearance Agreement and Fourth Amendment, and as partial consideration for the terms and conditions contained herein, the Obligors represent and warrant to the Agent and the Banks the following, each and all of which shall survive the execution and delivery of this Forbearance Agreement and Fourth Amendment and all of the other documents executed in connection herewith:

                 8.1          Reaffirmation of Representations and Warranties.
The Obligors hereby reaffirm all of their representations and warranties in
Article 8 of the Forbearance Agreement and Third Amendment as if such representations and warranties were made as of the date hereof.

                 8.2 Authorization; Valid and Binding Agreement. All corporate action required to be taken by each Obligor and its officers, directors and/or shareholders and all actions required to be taken by their respective principals for the authorization, execution, delivery and performance of this Forbearance Agreement and Fourth Amendment and the other documents contemplated hereby have been taken. Each person executing this Forbearance Agreement and Fourth Amendment on behalf of an Obligor is an authorized officer and is authorized to execute same. This Forbearance Agreement and Fourth Amendment is, and each of the documents executed pursuant hereto will be, legal, valid, and binding obligations of the party or parties thereto, enforceable against each such party in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other laws or equitable principles affecting creditors' rights generally.

                 8.3 Corporate Existence. There have been no changes to the Obligors' Certificates or Articles of Incorporation and By-Laws since June 22, 1995.

                 8.4 No Defaults. Subject to Section 4.22 hereof, no default or Event of Default under the Existing Loan Agreement and the other Loan Documents, except for those enumerated in Exhibit 3.1 attached hereto currently exists. In addition, no default, event of default or occurrence that with the passage of time or the giving of notice would constitute such currently exists under the Swiss Forbearance Agreement.

                 8.5 Compliance with Laws. The Obligors are in compliance in all material respects with all laws, regulations and requirements applicable to their businesses, and have not received, and have no knowledge of, any order or notice of any governmental investigation or of any violations or claims of violation of any law, regulation or any governmental requirement.

                 8.6          Financial Statements; Reporting.

                              (a)  All balance sheets, reports, statements of
income, shareholders' equity and changes in financial position, budgets, reconciliations, monthly sales reports, monthly accounts receivable reports and monthly accounts payable reports with respect to the Obligors have been prepared in form acceptable to the Agent and, if applicable, in conformity with generally accepted accounting principles and applied on a basis consistent with that of the preceding fiscal year of the Obligors and present fairly the financial condition and results of operations for the period covered thereby of the Obligors. The chief financial officer (or in such officer's absence, any other appropriate officer) of K-Tron International or each Obligor shall certify the truth and accuracy of all such financial information. Since December 31, 1995, there has been no material adverse change in the Obligors' financial condition or results of operation except as disclosed to the Banks in writing prior to the date of this Forbearance Agreement and Fourth Amendment.

                              (b)  The Obligors do not know of any facts, other
than those already disclosed in writing to the Agent by the Obligors, that materially adversely affect or in so far as can be foreseen, will materially adversely affect the Obligors' ability to perform their Obligations under the Forbearance Agreement and the Loan Documents.

                 8.7 Exclusive and First Priority Perfected Lien. The Agent on behalf of the Banks has, as of the date of this Agreement, and shall continue to have, until all of the Obligations are paid in full, first priority, valid perfected (to the extent that the same may be perfected by filing) liens upon and security interests in all of the collateral, both real and personal, described in the Security Agreements and the Mortgage, as amended by the Mortgage Amendment.


                         ARTICLE 9 - EVENTS OF DEFAULT

                 Each of the following shall constitute an "Event of Default" under this Forbearance Agreement and Fourth Amendment and all other Loan
Documents:

                 9.1 Payment. Failure of any Obligor to make any payment of principal, interest or other amounts due on the date such payment is due under the Loan Agreement, this Forbearance Agreement and Fourth Amendment and/or under any other Loan Document.

                 9.2 Covenants. Failure of any Obligor to observe any non-monetary covenant set forth herein or in any of the Loan Documents which default is not cured within the time period, if any, specified herein or in the Loan Documents.

                 9.3 Agreements Invalid. (a) The validity, binding nature or enforceability of any material term or provision of this Forbearance Agreement and Fourth Amendment, any other Supplemental Loan Document or any of the other Loan Documents is disputed by, on behalf of, or in the right or name of any Obligor or (b) this Forbearance Agreement and Fourth Amendment, the Supplemental Loan Documents and the other Loan Documents are found or declared to be invalid, avoidable, or unenforceable by any court of competent jurisdiction.

                 9.4 False Warranties; Breach of Representations. Any warranty or representation made or reaffirmed by any Obligor in this Forbearance Agreement and Fourth Amendment or in any other Supplemental Loan Document or in any certificate or other writing delivered under or pursuant to this Forbearance Agreement and Fourth Amendment or any other Supplemental Loan Document, or in connection with any provision of this Forbearance Agreement and Fourth Amendment or related to the transactions contemplated hereby shall prove to have been false or incorrect or breached in any material respect as of the date made.

                 9.5 Judgments. A final judgment or judgments is entered, or an order or orders of any judicial authority or governmental entity is issued against any Obligor (i) for payment of money in the aggregate in excess of $25,000 or (ii) for injunctive or declaratory relief which would have a material adverse effect on the ability of any Obligor to conduct its business as presently conducted; and such judgment or order is not discharged or execution thereon or enforcement thereof is not stayed pending appeal, within thirty (30) days after entry or issuance thereof, or, in the event of such a stay, such judgment or order is not discharged within thirty days after such stay expires.

                 9.6 Liens. Any execution, garnishment, attachment, distraint, or lien is filed, entered, or issued against any Obligor or any of its property or any order is entered enjoining or restraining any Obligor and/or restraining or seizing any property of any Obligor which is not stayed, discharged or bonded within 45 days.

                 9.7          Bankruptcy or Insolvency of an Obligor.

                              (a)     Any Obligor becomes insolvent, or
generally fails to pay, or is generally unable to pay or admits in writing its inability to pay its debts as they become due, or applies for, consents to or acquiesces in, the appointment of a trustee, receiver or other custodian for that Obligor, as the case may be, or a substantial part of its property, or makes a general assignment for the benefit of creditors;

                              (b)     Any Obligor commences any bankruptcy,
reorganization, debt adjustment, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding;

                              (c)     Any bankruptcy, reorganization, debt
arrangement or other case or proceeding under any state or federal bankruptcy or insolvency law or any dissolution or liquidation proceeding is involuntarily commenced against or in respect of an Obligor and the same shall not be stayed or dismissed within 45 days;

                              (d)     A trustee, receiver or other custodian is
appointed for any Obligor or a substantial part of such entity's property and the same shall not be stayed or dismissed within 45 days.

                 9.8 Cross-Default. A default or an event of default (other than the Existing Defaults) occurs under any Loan Document that is not cured within the applicable grace period, if any.

                 9.9 Change in Ownership. A change in control or ownership or the sale of any division, except as otherwise permitted herein, of any of K-Tron International's direct or indirect domestic subsidiaries, K-Tron Switzerland Ltd. and/or K-Tron Holding AG (other than intercompany mergers and consolidations of foreign subsidiaries).

                 9.10 Default by K-Tron Europe. The termination, default or breach of the Swiss Forbearance Agreement or anything that would entitle the Swiss Banks, or any of them, to demand repayment of the obligations due to them by K-Tron International, K-Tron Investment or any of the companies comprising K-Tron Europe.

                 9.11 Material Adverse Change or Occurrence. Any Obligor shall have a material adverse change or occurrence.


                             ARTICLE 10 - REMEDIES

                 Upon the earlier of (i) the occurrence of any one or more Events of Default (other than the Existing Defaults), or (ii) January 31, 1997;
(a) all Obligations shall become due and payable immediately and without notice to the Obligors, (b) the obligations of the Agent and the Banks hereunder shall terminate automatically and immediately, without notice to the Obligors, and
(c) the Agent and the Banks shall have all the remedies set forth in any of the Loan Documents and/or under applicable law.

                           ARTICLE 11 - MISCELLANEOUS

                 11.1 Costs, Expenses and Attorneys' Fees. The Obligors agree to pay on demand by the Agent:

                              (a)     All reasonable out-of-pocket costs and
expenses incurred by the Agent and/or the Banks, including without limitation, all reasonable fees and out-of-pocket expenses of counsel, accountants and other professionals for the Agent and/or the Banks in connection with:

                                      (i)      the negotiation, preparation and
enforcement of this Forbearance Agreement and Fourth Amendment, all other Loan Documents and the documents relating thereto;

                                      (ii)     the assertion by any person,
entity or organization, other than the Banks, of any claim or lien, encumbrance, security interest, or other interest in any of the assets of the Obligors (except to the extent such interest is permitted under any Loan Document), including any attachment, garnishment, levy, notice of debtor's examination, notice of examination, judgment lien or execution lien, regardless of when such fees or expenses are incurred;

                                      (iii) the enforcement or exercise by the
Agent and/or the Banks of the Agent's and/or any Bank's rights or remedies with respect to the collection of the Obligations or to preserve, protect or enforce the Agent's and/or any Bank's interests in any bankruptcy, insolvency or reorganization case which may affect any Obligor and any litigation, dispute, case, arbitration or action with respect to any attachment, garnishment, levy, notice of debtor's examination, judgment lien or execution which may affect any Obligor; and

                              (b)     Any stamp or documentary tax or other
similar taxes and any filing, recording, lien, mortgage, release, satisfaction or search fees which may be payable in connection with the execution, delivery or performance of this Forbearance Agreement and Fourth Amendment, all other Loan Documents or the documents comprising or relating hereto and thereto.

All Obligations provided for in this Section shall survive any termination of the Banks' and the Agent's obligations under this Forbearance Agreement and Fourth Amendment.

                 11.2 Cooperation; Other Documents. At all times following the execution of this Forbearance Agreement and Fourth Amendment, the Obligors shall execute and deliver to the Agent, or shall cause to be executed and delivered to the Agent any other document required by the Agent to protect its rights under this Forbearance Agreement and Fourth Amendment and shall do or cause to be done, all such other acts and things as the Agent may reasonably deem to be necessary or desirable to assure the Agent and the Banks of the benefit of this Forbearance Agreement and Fourth Amendment and the documents comprising or relating to this

Forbearance Agreement and Fourth Amendment. Furthermore, at all times following the execution of this Forbearance Agreement and Fourth Amendment, the Agent, the Banks, or their representatives shall have the right to examine each Obligors' books and records at any time during normal business hours.

                 11.3         Remedies Cumulative; No Waiver.  The
respective rights, powers and remedies of the Agent and Banks in this Forbearance Agreement and Fourth Amendment and in the documents comprising or relating to this Forbearance Agreement and Fourth Amendment are cumulative and not exclusive of any right, power or remedy provided in the Loan Documents, by law or equity and no failure or delay on the part of the Agent or the Banks in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

                 11.4 Notices. Any notice given pursuant to this Forbearance Agreement and Fourth Amendment or pursuant to any document comprising or relating to this Forbearance Agreement and Fourth Amendment shall be given in conformity with Section 11.2 of the Loan Agreement.

                 11.5 Survival of Representations and Warranties. All representations and warranties of the Obligors contained in this Forbearance Agreement and Fourth Amendment and in the documents comprising or relating to this Forbearance Agreement and Fourth Amendment shall survive the execution of this Forbearance Agreement and Fourth Amendment and are material and have been or will be relied upon by the Agent and the Banks, notwithstanding any investigation made by any person, entity or organization on either the Agent's or any Bank's behalf. No implied representations or warranties are created or arise as a result of this Forbearance Agreement and Fourth Amendment or the documents comprising or relating to this Forbearance Agreement and Fourth Amendment. For purposes of the foregoing, all statements in any certificate or other writing required by this Forbearance Agreement and Fourth Amendment to be delivered to the Agent on or after the execution of this Forbearance Agreement and Fourth Amendment by or on behalf of any Obligor pursuant to and in accordance with this Forbearance Agreement and Fourth Amendment or any document comprising or relating to this Forbearance Agreement and Fourth Amendment or in connection with the transactions contemplated thereby shall be deemed to be representations and warranties contained in this Forbearance Agreement and Fourth Amendment.

                 11.6 Integration. This Forbearance Agreement and Fourth Amendment and all documents referred to, comprising or relating to this Forbearance Agreement and Fourth Amendment, including, without limitation, the Loan Documents, constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations, term sheets and other prior writings with respect to the subject matter hereof and thereof.

                 11.7 Amendment and Waiver. No amendment of this Forbearance Agreement and Fourth Amendment, and no waiver, discharge or termination of any one or more of the provisions hereof, shall be effective unless set forth in writing and signed by all of the parties hereto.

                 11.8 Consistency of Provisions. This Forbearance Agreement and Fourth Amendment, the other Supplemental Loan Documents, and the other Loan Documents, and any other document related hereto and thereto are intended to be consistent. However, in the event of any inconsistencies among any of such documents, such inconsistency shall not affect the validity or enforceability of any such document. The Obligors agree that in the event of any express inconsistency or ambiguity in any of such documents, the terms of this Forbearance Agreement and Fourth Amendment shall govern.

                 11.9 Continuing Effectiveness of Loan Agreement. The Loan Agreement, as amended hereby, and the other Loan Documents shall remain in full force and effect.

                 11.10 Counterparts. This Forbearance Agreement and Fourth Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same agreement.

                 11.11 Governing Law. This Forbearance Agreement and Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

                 11.12 Severability. Any provision of this Forbearance Agreement and Fourth Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Forbearance Agreement and Fourth Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

                 11.13 Headings. Article and Section headings in this Forbearance Agreement and Fourth Amendment are included for convenience of reference only and shall not constitute a part of this Forbearance Agreement and Fourth Amendment for any other purpose.

                 11.14 Successors and Assigns. The provisions of this Forbearance Agreement and Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                 11.15 Jurisdiction and Venue. IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATING TO THIS FORBEARANCE AGREEMENT AND FOURTH AMENDMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, THE OBLIGORS HEREBY IRREVOCABLY SUBMIT THEMSELVES TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ANY COUNTY OR FEDERAL JUDICIAL DISTRICT IN THE STATE OF NEW JERSEY WHERE THE AGENT MAINTAINS AN OFFICE AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE VENUE OF ANY SUCH COURT. THE OBLIGORS AGREE THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON THEM BY MAILING A COPY THEREOF, POSTAGE PREPAID TO THE OBLIGORS AT THE ADDRESS SET FORTH IN THE LOAN AGREEMENT AND/OR THE SECURITY AGREEMENT.

                 11.16 Waiver of Jury Trial; Damages. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATING TO THIS FORBEARANCE AGREEMENT AND FOURTH AMENDMENT OR THE RELATIONSHIP BETWEEN THE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANKS AND THE AGENT TO ENTER INTO THIS FORBEARANCE AGREEMENT AND FOURTH AMENDMENT. IN ADDITION, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH JUDICIAL PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES, EXCEPT FOR ACTUAL DAMAGES.

                 IN WITNESS WHEREOF, the Agent, the Banks and the Obligors have executed this Forbearance Agreement and Fourth Amendment as of the date and year first above written.


                                       K-TRON INTERNATIONAL, INC.


                                    By:    /s/ ROBERT L. WEINBERG
                                       ----------------------------
                                       Name:  Robert L. Weinberg
                                       Title: Senior Executive
                                              Vice President, CFO
                                              and Treasurer


                                       K-TRON AMERICA, INC.


                                    By:    /s/ ROBERT L. WEINBERG
                                       ----------------------------
                                       Name:  Robert L. Weinberg
                                       Title: Vice President and
                                              Treasurer


                                       K-TRON TECHNOLOGIES, INC.


                                    By:    /s/ ROBERT L. WEINBERG
                                       ----------------------------
                                       Name:  Robert L. Weinberg
                                       Title: President


                                       K-TRON PATENT, INC.



                                    By:    /s/ ROBERT L. WEINBERG
                                       ----------------------------
                                       Name:  Robert L. Weinberg
                                       Title: Vice President and
                                              Treasurer


                                       K-TRON INVESTMENT CO.

                                    By:    /s/ ROBERT L. WEINBERG
                                       ----------------------------
                                       Name:  Robert L. Weinberg
                                       Title: Vice President and
                                              Treasurer

                       SIGNATURES CONTINUED ON NEXT PAGE

                                        FIRST UNION NATIONAL BANK
                                        FOR ITSELF AND AS AGENT FOR THE BANKS


                                     By:     /s/ LYNN A. LARNEY
                                        ----------------------------
                                        Name:  Lynn A. Larney
                                        Title: Assistant Vice President


                                        PNC BANK, N.A.



                                     By:    /s/ DOUGLAS NICKEL
                                        ----------------------------
                                        Name:  Douglas Nickel
                                        Title: Assistant Vice President


                                        UNITED JERSEY BANK


                                     By:   /s/ KEVIN BEHAN
                                        ----------------------------
                                        Name:  Kevin Behan
                                        Title: Vice President